Exhibit 15.2
Consent of Independent Registered Public Accounting Firm
The Supervisory Board of
Siemens AG:
We consent to the incorporation by reference in the registration statements (Nos. 333-150656, 333-155888 and 333-163522) on Form S-8 of Siemens AG and subsidiaries (the Company) of our report dated November 21, 2008, with respect to the consolidated statements of income, income and expense recognized in equity and cash flows of the Company for the year ended September 30, 2008 in this annual report on Form 20-F dated December 2, 2010.
/s/ KPMG AG
Wirtschaftsprüfungsgesellschaft
Munich, Germany
December 2, 2010